Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS IMPROVED 2016 SECOND QUARTER RESULTS AND STRONGER CASH AND LIQUIDITY POSITION

•	Net loss of $46 million, or $0.32 loss per diluted share

•	Operating cash flow of $200 million; first half operating cash flow of $313 million

•	Total liquidity of $2.4 billion, including $820 million of cash

PITTSBURGH, July 26, 2016 – United States Steel Corporation (NYSE: X) reported a second quarter 2016 net loss of $46 million, or $0.32 loss per diluted share, which included a favorable adjustment of $23 million, or $0.16 per diluted share, associated with a change in estimate for supplemental unemployment, severance and health care continuation costs and a loss on debt extinguishment of $24 million, or $0.17 loss per diluted share. This compared to a second quarter 2015 net loss of $261 million, or $1.79 loss per diluted share, and a first quarter 2016 net loss of $340 million, or $2.32 loss per diluted share.
For a description of the non-generally accepted accounting principles (non-GAAP) measures and a reconciliation from net earnings (loss) attributable to U. S. Steel, see the Non-GAAP Financial Measures section.

Earnings Highlights

(Dollars in millions, except per share amounts)	2Q 2016	1Q 2016	2Q 2015
Net Sales	$2,584	$2,341	$2,900
Segment earnings (loss) before interest and income taxes
Flat-Rolled	$6	$(188)	$(64)
U. S. Steel Europe	55	(14)	20
Tubular	(78)	(64)	(66)
Other Businesses	10	14	6
Total segment loss before interest and income taxes	$(7)	$(252)	$(104)
Postretirement benefit income (expense)	12	16	(14)
Other items not allocated to segments	23	(25)	(274)
Earnings (loss) before interest and income taxes	$28	$(261)	$(392)
Net interest and other financial costs	81	65	55
Income tax (benefit) provision	(7)	14	(186)
Less: Net earnings attributable to the noncontrolling interests	—	—	—
Net loss attributable to United States Steel Corporation	$(46)	$(340)	$(261)
-Loss per basic share	$(0.32)	$(2.32)	$(1.79)
-Loss per diluted share	$(0.32)	$(2.32)	$(1.79)

Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (a)	$134	$(107)	$20
(a) Please refer to the Non-GAAP Financial Measures section of this document for the reconciliation of net loss attributable to United States Steel Corporation to adjusted EBITDA.
Commenting on results, U. S. Steel President and Chief Executive Officer Mario Longhi said, “Our second quarter results improved significantly from the first quarter as our European segment posted its best results since the third quarter of 2008 and our Flat-Rolled segment returned to profitability. Our improving cost structure continues to drive increases in our margins and the recent increases in steel prices started to be reflected in our results. Also, our successful debt offering, continued reductions in working capital, and increasing cash generation significantly improved financial flexibility and our cash and liquidity position. While market conditions have improved recently, we remain focused on lowering our break-even point and working closely with our customers to improve our market position and create value for all of our stakeholders."
Segment loss before interest and income taxes was $7 million, or $2 per ton, for the second quarter of 2016 compared with segment loss before interest and income taxes of $252 million, or $70 per ton, in the first quarter of 2016 and segment loss before interest and income taxes of $104 million, or $27 per ton, in the second quarter of 2015.

For the second quarter 2016, we recorded a tax benefit of $7 million on our pre-tax loss of $53 million. Due to the full valuation allowance on our domestic deferred tax assets, the tax provision does not reflect any tax benefit for domestic pretax losses.
We generated positive operating cash flow of $313 million for the six months ended June 30, 2016. As of June 30, 2016, U. S. Steel had $820 million of cash and $2.4 billion of total liquidity.
Segment Analysis
Second quarter results for our Flat-Rolled segment improved from the first quarter as steel prices increased throughout the quarter. The increase in average realized price reflects the flow through of higher index prices to our monthly contracts and increased pricing on spot business. Second quarter results also improved sequentially as the first quarter results included a $50 million unfavorable effect from planned liquidations of inventory costed using the last-in-first-out (LIFO) method related to our targeted working capital reductions in 2016. Maintenance and outage costs were higher in the second quarter due to planned and unplanned outages at Gary Works early in the quarter.
    Second quarter results for our European segment increased compared to the first quarter. Higher average realized euro-based prices combined with higher volumes, favorable raw material prices, improved operating efficiencies, and increased Carnegie Way benefits contributed to better results.
Second quarter results for our Tubular segment decreased compared to the first quarter primarily due to lower shipments and prices. Shipments were adversely impacted as average rig counts were lower in the second quarter.
2016 Outlook
Commenting on U. S. Steel’s outlook for 2016, Longhi said, “The significant improvements we have made to our earnings power through our Carnegie Way transformation will become more apparent as market prices recover from the very low levels at the end of 2015. While we began to realize some benefit from recent price increases in the second quarter, we will see better average realized prices, primarily in our Flat-Rolled and European segments, in the second half of the year. The steel industry continues to face challenging conditions as a result of global overcapacity and unfair trade practices. We remain focused on improving our trade laws and their enforcement, and we are encouraged that final affirmative determinations in recent trade cases have been a catalyst for increasing steel prices. Our Carnegie Way journey continues to create improvements in our business model that will enable us to be profitable across the business cycle."

    If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts, and energy prices, remain at their current levels, we would expect:

•	2016 net earnings to be approximately $50 million, or $0.34 per share, and adjusted EBITDA to be approximately $850 million.

•	Results for our Flat-Rolled and European segments should each be higher than their 2015 results and results for our Tubular segment should be lower than their 2015 results.

•
To be cash positive for the year, including approximately $400 million of cash benefits from working capital improvements in 2016, primarily related to better inventory management, driven by improved sales and operations planning practices, helping to offset growing accounts receivables balances.

We believe market conditions will change, and as changes occur during the balance of 2016, our net earnings and adjusted EBITDA should change consistent with the pace and magnitude of changes in market conditions.
We expect improved results for Other Businesses, primarily from real estate, and approximately $60 million of post retirement benefit income.
Please refer to the Non-GAAP Financial Measures section of this document for the reconciliation of the Outlook net earnings to adjusted EBITDA.
*****
We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance.
We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies.
Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges, impairment charges, losses associated with U. S. Steel Canada and losses on debt extinguishment that are not part of the Company’s core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges, impairment charges and losses associated with U. S. Steel Canada. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.
A consolidated statement of operations (unaudited), consolidated cash flow statement (unaudited), condensed consolidated balance sheet (unaudited) and preliminary supplemental statistics (unaudited) for U. S. Steel are attached.
The company will conduct a conference call on second quarter earnings on Wednesday, July 27, at 8:30 a.m. Eastern Daylight. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “will,” "should," and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.
References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

-oOo-
2016-XXX

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
(Dollars in millions, except per share amounts)	2016	2016	2015	2016	2015
NET SALES	$2,584	$2,341	$2,900	$4,925	$6,172

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,397	2,436	2,792	4,833	5,858
Selling, general and administrative expenses	64	69	107	133	209
Depreciation, depletion and amortization	129	129	138	258	282
Earnings from investees	(28)	(45)	(17)	(73)	(23)
Loss on write-down of retained interest in USSC	—	—	255	—	255
Restructuring and other charges	(6)	10	19	4	172
Net loss (gain) on disposal of assets	—	3	(1)	3	(1)
Other income, net	—	—	(1)	—	(1)

Total operating expenses	2,556	2,602	3,292	5,158	6,751

EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES	28	(261)	(392)	(233)	(579)
Net interest and other financial costs	81	65	55	146	117

LOSS BEFORE INCOME TAXES	(53)	(326)	(447)	(379)	(696)
Income tax (benefit) provision	(7)	14	(186)	7	(360)

Net loss	(46)	(340)	(261)	(386)	(336)
Less: Net loss attributable to the
noncontrolling interests	—	—	—	—	—
NET LOSS ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(46)	$(340)	$(261)	$(386)	$(336)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation stockholders:
Basic	$(0.32)	$(2.32)	$(1.79)	$(2.64)	$(2.31)
Diluted	$(0.32)	$(2.32)	$(1.79)	$(2.64)	$(2.31)

Weighted average shares, in thousands
Basic	146,582	146,402	145,962	146,492	145,848
Diluted	146,582	146,402	145,962	146,492	145,848

Dividends paid per common share	$0.05	$0.05	$0.05	$0.10	$0.10

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Six Months Ended
	June 30,
(Dollars in millions)	2016	2015
Cash provided by (used in) operating activities:
Net loss	$(386)	$(336)
Depreciation, depletion and amortization	258	282
Loss on write-down of retained interest in USSC	—	255
Restructuring and other charges	4	172
Pensions and other postretirement benefits	(21)	(24)
Deferred income taxes	2	(345)
Net gain on disposal of assets	3	(1)
Working capital changes(a)	435	162
Income taxes receivable/payable	6	18
Other operating activities	12	(32)
Total	313	151

Cash (used in) provided by investing activities:
Capital expenditures(a)	(217)	(212)
Acquisitions	—	(25)
Disposal of assets	1	1
Other investing activities	(18)	5
Total	(234)	(231)

Cash (used in) provided by financing activities:
Issuance of long-term debt, net of financing costs	958	—
Repayment of long-term debt	(962)	(18)
Receipts from exercise of stock options	—	1
Dividends paid	(15)	(15)
Total	(19)	(32)

Effect of exchange rate changes on cash	5	(32)

Net increase (decrease) in cash and cash equivalents	65	(144)
Cash and cash equivalents at beginning of the year	755	1,354

Cash and cash equivalents at end of the period	$820	$1,210
(a)2015 amounts have been revised to correct a prior period error that resulted in decreased capital expenditures of $64 million with the offsetting change to accounts payable. Without the correction, 2015 capital expenditures would have been $276 million.

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2016	2015
Cash and cash equivalents	$820	$755
Receivables, net	1,250	1,063
Inventories	1,675	2,074
Other current assets	32	25
Total current assets	3,777	3,917
Property, plant and equipment, net	4,306	4,411
Investments and long-term receivables, net	534	540
Intangible assets, net	193	196
Other assets	131	103

Total assets	$8,941	$9,167

Accounts payable	$1,631	$1,493
Payroll and benefits payable	455	462
Short-term debt and current maturities of long-term debt	82	45
Other current liabilities	155	148
Total current liabilities	2,323	2,148
Long-term debt, less unamortized discount	3,058	3,093
Employee benefits	1,260	1,101
Other long-term liabilities	386	388
United States Steel Corporation stockholders' equity	1,913	2,436
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$8,941	$9,167

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies. Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges, impairment charges, losses associated with USSC and losses on debt extinguishment that are not part of the Company’s core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges, impairment charges and losses associated with U. S. Steel Canada. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended
	June 30	March 31	June 30
(Dollars in millions)	2016	2016	2015
Reconciliation to Adjusted EBITDA
Net loss attributable to United States Steel Corporation	$(46)	$(340)	$(261)
Income tax (benefit) provision	(7)	14	(186)
Net interest and other financial costs	81	65	55
Depreciation, depletion and amortization expense	129	129	138
EBITDA	157	(132)	(254)
Supplemental unemployment and severance costs	(23)	25	19
Loss on write-down of retained interest in USSC	—	—	255
Adjusted EBITDA	134	(107)	20

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS

	Quarter Ended(a)
	June 30	March 31	June 30
(Dollars in millions, except per share amounts)	2016	2016	2015
Reconciliation to adjusted net loss attributable to United States Steel Corporation
Net loss attributable to United States Steel Corporation	$(46)	$(340)	$(261)
Supplemental unemployment and severance costs	(23)	25	10
Loss on write-down of retained interest in USSC	—	—	136
Loss on debt extinguishment	24	—	—
Total adjustments	1	25	146
Adjusted net loss attributable to United States Steel Corporation	$(45)	$(315)	$(115)

Reconciliation to adjusted diluted net loss per share
Diluted net loss per share	$(0.32)	$(2.32)	$(1.79)
Supplemental unemployment and severance costs	(0.16)	0.17	0.07
Loss on write-down of retained interest in USSC	—	—	0.93
Loss on debt extinguishment	0.17	—	—
Total adjustments	0.01	0.17	1.00
Adjusted diluted net loss per share	$(0.31)	$(2.15)	$(0.79)
(a) The adjustments included in this table for the quarter ended June 30, 2015 have been tax effected at the quarterly effective tax rate while the adjustments for the quarters ended June 30, 2016 and March 31, 2016 have been tax effected at a 0% tax rate due to the recognition of a full valuation allowance.

UNITED STATES STEEL CORPORATION
RECONCILIATION OF ANNUAL ADJUSTED EBITDA OUTLOOK

Year Ended
Dec. 31
(Dollars in millions)	2016
Reconciliation to Projected Annual Adjusted EBITDA Included in Outlook
Projected net earnings attributable to United States Steel Corporation included in Outlook	$50
Estimated income tax expense	30
Estimated net interest and other financial costs	265
Estimated depreciation, depletion and amortization	505
Projected annual adjusted EBITDA included in Outlook	$850

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
(Dollars in millions)	2016	2016	2015	2016		2015
SEGMENT EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES
Flat-Rolled	$6	$(188)	$(64)	$(182)		$(131)
U. S. Steel Europe	55	(14)	20	41		57
Tubular	(78)	(64)	(66)	(142)		(65)
Other Businesses	10	14	6	24		14
Total Segment Earnings (Loss) Before Interest and Income Taxes	(7)	(252)	(104)	(259)		(125)
Postretirement benefit income (expense)	12	16	(14)	28		(27)
Other items not allocated to segments:
Supplemental unemployment and severance costs	23	(25)	—	(2)		—
Loss on write-down of retained interest in USSC	—	—	(255)	—		(255)
Loss on shutdown of coke production facilities	—	—	—	—		(153)
Restructuring and other charges	—	—	(19)	—		(19)

Earnings (loss) before interest and income taxes	$28	$(261)	$(392)	$(233)		$(579)

CAPITAL EXPENDITURES
Flat-Rolled(a)	$28	$46	$56	$74		$124
U. S. Steel Europe	22	29	24	51		45
Tubular	18	52	24	70		40
Other Businesses	1	21	—	22		3

Total(a)	$69	$148	$104	$217	(b)	$212	(b)
(a)The amount for the six months ended June 30, 2015 has been revised to correct a prior period error that resulted in decreased capital expenditures of $64 million. Without the correction, total capital expenditures for the six months ended June 30, 2015 would have been $276 million.
(b) Excludes the (decrease) increase in accrued capital expenditures of $(96) million and $46 million for the six months ended June 30, 2016, and 2015, respectively.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30,
	2016	2016	2015	2016	2015
OPERATING STATISTICS
Average realized price: (a)
Flat-Rolled ($/net ton)	642	611	695	625	731
U. S. Steel Europe ($/net ton)	485	458	533	472	532
U. S. Steel Europe (euro/net ton)	430	415	483	423	476
Tubular ($/net ton)	1,050	1,180	1,651	1,123	1,641
Steel Shipments (thousands of net tons):(a)
Flat-Rolled	2,692	2,498	2,712	5,188	5,329
U. S. Steel Europe	1,125	1,004	1,091	2,129	2,355
Tubular	70	89	92	159	312
Total Steel Shipments	3,887	3,591	3,895	7,476	7,996

Intersegment Shipments (thousands of net tons):
Flat-Rolled to Tubular	—	42	96	—	245
Raw Steel Production (thousands of net tons):
Flat-Rolled	2,735	2,779	2,808	5,514	5,676
U. S. Steel Europe	1,258	1,152	1,200	2,410	2,483
Raw Steel Capability Utilization: (b)
Flat-Rolled	65%	66%	58%	65%	59%
U. S. Steel Europe	101%	92%	96%	97%	100%
(a) Excludes intersegment shipments.
(b) Based on annual raw steel production capability of 17.0 million net tons for Flat-Rolled and 5.0 million net tons for U. S. Steel Europe. Prior to the permanent shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works late in the third quarter of 2015, annual raw steel production capability for Flat-Rolled was 19.4 million net tons.